TRANS WORLD ENTERTAINMENT ANNOUNCES FIRST QUARTER 2007 RESULTS

     Albany, NY, May 24, 2007 -- Trans World Entertainment Corporation (Nasdaq National Market: TWMC) today announced total sales for the first quarter ended May 5, 2007 decreased 1% to $286.3 million, compared to $288.5 million in the first quarter of 2006. Comparable store sales in the first quarter of 2007 decreased 10%. For the first quarter of 2007, net loss was $9.1 million, or $0.29 per share. Loss before extraordinary gain for the first quarter of 2006 was $8.0 million, or $0.26 per share. Net loss for the first quarter of 2006 was $7.1 million, or $0.23 per share.

     “Our first quarter sales remained difficult, while positive comparable store sales in DVD, electronics, accessories and boutique could not offset worsening music results,” said Robert J. Higgins, Chairman and Chief Executive Officer of Trans World Entertainment.

     Gross profit as a percentage of sales for the first quarter of 2007 improved to 36.5% from 34.8% in the first quarter of 2006, reflecting increased margin in our core categories of music and movies. SG&A as a percentage of sales increased to 38.3%, compared to 36.5% last year, primarily due to direct store expenses against the lower sales productivity.

     “We are pleased to announce that the re-branding of our freestanding stores to f.y.e. for your entertainment remains on schedule and will be completed by the end of the second quarter of 2007,” added Mr. Higgins.

     Trans World Entertainment is a leading specialty retailer of entertainment software, including music, home video and video games and related products. The Company operates nearly 1,000 retail stores in the United States, the District of Columbia, the U.S. Virgin Islands, and Puerto Rico under various brands. The Company is in the process of consolidating the majority of its stores (Coconuts Music and Movies, Strawberries Music, Wherehouse, Sam Goody and Spec’s) under the name f.y.e. for your entertainment. Included among the Company’s retail locations are 128 video only stores, primarily under the Suncoast brand. The

Company also operates on the web at www.fye.com, www.wherehouse.com, www.secondspin.com, www.samgoody.com and www.suncoast.com.

Certain statements in this release set forth management’s intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.

- table to follow -

TRANS WORLD ENTERTAINMENT CORPORATION
Financial Results

INCOME STATEMENTS:

(in millions, except per share data)

	Thirteen Weeks Ended		Thirteen Weeks Ended
	May 5,	% to	April 29,	% to
	2007	Sales	2006	Sales

Sales	$286.3		$288.5

Cost of sales	181.9	63.5%	188.1	65.2%
Gross profit	104.4	36.5%	100.4	34.8%

Selling, general and
administrative expenses	109.6	38.3%	105.5	36.5%

Depreciation and amortization	9.2	3.2%	8.6	3.1%
Loss from operations	(14.4)	-5.0%	(13.7)	-4.8%

Interest expense, net	1.4	0.5%	0.5	0.2%
Loss before income taxes and extraordinary
gain - unallocated negative goodwill	(15.8)	-5.5%	(14.2)	-5.0%
Income tax benefit	(6.7)	-2.3%	(6.2)	-2.2%

Loss before extraordinary gain - unallocated
negative goodwill	(9.1)	-3.2%	(8.0)	-2.8%
Extraordinary gain - unallocated negative
goodwill, net of income taxes	-	0.0%	0.9	0.3%

NET LOSS	$(9.1)	-3.2%	$(7.1)	-2.5%

Basic and diluted loss per share:
Loss per share before extraordinary gain
- unallocated negative goodwill	$(0.29)		$(0.26)
Extraordinary gain - unallocated negative
goodwill, net of income taxes	-		0.03
Basic and diluted loss per share	$(0.29)		$(0.23)

Weighted average number of
common shares outstanding - basic and diluted	31.0		30.6

SELECTED BALANCE SHEET CAPTIONS:
(in millions, except store data)
	May 5, 2007		April 29, 2006

Cash and cash equivalents	$13.7		$17.9
Merchandise inventory	494.7		568.7
Fixed assets (net)	131.2		128.7
Accounts payable	171.1		232.1
Borrowings under line of credit	55.0		35.6
Long-term debt, less current portion	15.2		18.6

Stores in operation	972		1,107